EXHIBIT 99.1

NEWS

SANMINA APPOINTS DAVID ANDERSON

AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

San Jose, CA — August 9, 2017.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ: SANM), a leading integrated manufacturing solutions company, today announced that David Anderson has been appointed to Executive Vice President and Chief Financial Officer, effective October 2, 2017.  Anderson will succeed Bob Eulau, who has been appointed to Chief Executive Officer as previously announced on July 6, 2017.

Anderson has more than 30 years of financial management and business experience within the technology and financial services sectors.  Since 2013 he has held the position of Senior Vice President, Corporate Controller and Principal Accounting Officer at Sanmina.  He joined Sanmina in 2002 as VP Finance and Controller, EMS Operations and in 2004 was promoted to SVP Finance and Controller, Global Operations and Corporate Planning.  Prior to joining Sanmina, Anderson held various positions in corporate business development, commercial marketing, finance and internal audit with Nortel Networks.  Anderson has also held positions in management reporting, long range planning, corporate marketing, marketing support and finance at North American Life, now a part of Manulife Financial. He started his career as an external auditor at Dunwoody & Company, now part of BDO Canada LLP.

“I have worked closely with Dave for the last eight years.  He has repeatedly demonstrated financial expertise, business acumen and strategic insight during his time at Sanmina,” stated Bob Eulau.  “I am confident in Dave’s ability to lead our finance team and partner with our executive team.  He will be invaluable to Sanmina as we continue to execute our strategy.”

Anderson is a member of the Chartered Professional Accountants of Ontario holding the designations Chartered Professional Accountant and Certified Management Accountant and is a Certified Public Accountant in the State of Illinois. He holds a Bachelor of Mathematics from the University of Waterloo and an Executive MBA from the University of Toronto.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to Original Equipment Manufacturers (OEMs) primarily in the communications networks, storage, industrial, defense, medical, energy, and industries that include embedded computing technologies, such as point of sale devices, casino gaming and automotive. Sanmina has facilities strategically located in key regions throughout the world. More information about the Company is available at www.sanmina.com.

Sanmina Contact
Paige Bombino
Vice President, Investor Relations
(408) 964-3610